Exhibit 99.1

For Immediate Release
Contacts:
Stoney M. (“Mit”) Stubbs, Jr., CEO
Thomas G. Yetter, CFO
Email: ir@ffex.net
(214) 630-8090

Hickerson to Replace Webb
At Frozen Food Express Industries, Inc.

Dallas, Texas, September 26, 2007—Frozen Food Express Industries, Inc. (NasdaqGSM: FFEX) announced today that Bill Webb has resigned.    He was hired last year as Senior Vice President for Marketing Operations and Stakeholder Value.  Mr. Webb will join Fenway Partners, Inc., a New York City-based private equity firm as an Operating Partner.
Stoney M. (Mit) Stubbs, Jr., chairman and CEO, said Mr. Webb’s marketing and sales responsibilities will be assumed beginning next Monday by John T. Hickerson who joined FFEX in January of 2007 as President of American Eagle Lines, the company’s 500-truck non-refrigerated truck division and as President of FFE Logistics, Inc, the FFEX freight brokerage operation.  “John will serve as President of American Eagle and FFE Logistics and will also serve as Senior Vice President and Chief Marketing Officer for our primary operating subsidiary, FFE Transportation Services, Inc.  Corporate investor relations duties will be shared among members of the management team”, said Mr. Stubbs.
Mr. Webb commented.  “When I rejoined FFE last year after a 10-year absence, I knew that it was an outstanding opportunity.   I still feel that it is a great company with a great future.  I am proud to have been part of a management team that will continue to achieve the objectives that we have been talking about.”
 “We are sorry to see Bill leave and we appreciate the contributions he has made while he has been here.  We are fortunate to already have an individual with John Hickerson’s extraordinary abilities and broad experience on board and ready to replace Bill,” Mr. Stubbs pointed out.  “In the past six months we have seen excellent brokerage revenue growth in a weak market for trucking services.  This year’s second-quarter brokerage revenue was $4 million, compared to $2.8 million in last year’s fourth quarter.
Prior to joining FFEX, Mr. Hickerson served as Chairman and CEO of Pacer Transport, a division of Pacer International, Inc., Vice President of Domestic Intermodal Service at Burlington Northern Santa Fe Railway, President of Roadway Next Day Corporation, and he spent 22 years in the CF/Con-Way family of companies, where he was the founding President and CEO of Con-Way Southern Express.
Mr. Hickerson, 55, is active in the American Trucking Associations, where he has served as Vice President for Texas.  He also is a past chairman of the Texas Motor Transportation Association and is a past board member of the Texas Chamber of Commerce.
He received his Bachelor of Science degree in Business Administration from Centenary College in Shreveport, LA and he received post-graduate education through the University of California at Los Angeles’ (UCLA) Anderson School of Business and Columbia University’s Senior Executive Program.

About FFEX

Frozen Food Express Industries, Inc. is a publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service -- providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company's web site, http://www.ffex.net .

Forward-Looking Statements

This report contains information and forward-looking statements that are based on management's current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as “will”, “could”, “should”, “believe”, “expect”, “intend”, “plan”, “schedule”, “estimate”, “project”, and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in the company's filings with the Securities and Exchange Commission.